UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2024

SHF Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-40524	90-2409612
(Commission File Number)	(IRS Employer Identification No.)

1526 Cole Blvd., Suite 250

Golden, Colorado 80401

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (303) 431-3435

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock, $0.0001 par value per share	SHFS	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	SHFSW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy Continued Listing Rule or Standard; Transfer of Listing.

On April 5, 2024, SHF Holdings, Inc. (the “Company”) received a letter from the listing qualifications department staff of The Nasdaq Stock Market (“Nasdaq”) notifying the Company that for the last 30 consecutive business days, the Company did not maintain a minimum closing bid price of $1.00 per share for its common stock, as required by Nasdaq Marketplace Rule 5550(a)(2).

The notice has no immediate effect on the listing of the Company’s common stock or warrants, and the Company’s common stock and warrants continue to trade on The Nasdaq Capital Market under the symbols “SHFS” and “SHFSW,” respectively. Pursuant to Nasdaq Marketplace Rule 5810(c)(3)(A), the Company was provided with a compliance period of 180 calendar days, or until October 2, 2024, to regain compliance with the minimum bid price requirement. The notice states that to regain compliance, the closing bid price of the Company’s common stock must have met or exceeded $1.00 for a minimum of 10 consecutive business days.

If the Company does not regain compliance by October 2, 2024, the Company may be eligible for second compliance period for up to an additional 180 days. In connection with any extension periods, if it appears that the Company will not be able to regain compliance with Nasdaq Marketplace Rule 5550(a)(2), or if the Company is not otherwise eligible, the Nasdaq staff will provide notice to the Company that its securities will be subject to delisting. At that time, the Company may appeal any such delisting determination to a Hearings Panel.

The Company intends to actively monitor the bid price and may evaluate other available options to resolve the deficiency and regain compliance with the Nasdaq Marketplace Rules. While the Company is exercising diligent efforts to maintain the listing of its common stock and warrants on Nasdaq, there can be no assurance that the Company will be able to regain or maintain compliance with the foregoing or other Nasdaq listing standards.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As furnished in SHF Holdings, Inc.’s (the “Company”) Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on April 14, 2023 and further described in the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 28, 2023, James Dennedy (the Company’s Chief Financial Officer) and Donald Emmi (the Company’s Chief Legal Officer) entered into executive employment agreements (the “Original Agreements”) with the Company on January 10, 2023.

On April 2, 2024, the Company entered into amendments to the Original Agreements with Messrs. Dennedy and Emmi to facilitate business continuity and stager contract expirations to accommodate the Company’s public reporting schedule. The amendment to Mr. Dennedy’s executive employment extends the term of his employment to May 16, 2026, whereas the amendment to Mr. Emmi’s executive employment agreement extends the term of his employment to August 22, 2026. In addition, both amendments contain a provision that, effective April 1, 2024, deletes and replaces Section 4(b) of the Original Agreements such that all paid time off (“PTO”) that each of Mr. Dennedy and Emmi accrued through March 31, 2024, but had not taken, shall be paid to each of them during the month of April 2024. As a result, no PTO shall accrue or be paid out at the time of termination of each individual’s employment with the Company for any reason. The amendments also add a provision that each of Messrs. Dennedy and Emmi shall be entitled to receive supplemental severance in an amount equivalent to six months’ of their respective then-current base salary, provided that they execute a release of claims against the Company and its affiliated entities, executives, and employees (including claims related to any non-compete and non-solicit covenants), for the six month period after the termination of their employment.

The foregoing description of the amendments to Messrs. Dennedy and Emmi’s Original Agreements is only a summary and is qualified in its entirety by reference to the full text of such amendments, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit
10.1	Amendment to Employment Agreement dated April 2, 2024 between the Company and James Dennedy
10.2	Amendment to Employment Agreement dated April 2, 2024 between the Company and Donald Emmi
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document and included in Exhibit)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHF HOLDINGS, INC.

Date: April 8, 2024	By:	/s/ Sundie Seefried
Chief Executive Officer